Evoqua Water Technologies Reports Fourth Quarter and Full Year 2019 Results
Fourth Quarter 2019 Financial Highlights:

•	Consolidated revenues of $412.5 million, an increase of 12.6% over the prior year period

•	Net income of $1.9 million compared to net loss of $3.1 million in the prior year period

•	Adjusted EBITDA of $79.3 million, up 29.6% from the prior year period

Full Year 2019 Financial Highlights:

•	Consolidated revenues of $1.44 billion, an increase of 7.8% over the prior year

•	Net loss of $8.5 million compared to net income of $7.9 million in the prior year

•	Adjusted EBITDA of $235.0 million, up 8.3% from the prior year

•	Net debt leverage ratio improved to 3.8x Adjusted EBITDA

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its fourth quarter and fiscal year ended September 30, 2019.
Revenues for the fourth quarter of fiscal 2019 were $412.5 million, an increase of 12.6% as compared to the prior year period. The revenue increase was driven primarily by organic revenue growth of 11.5%, along with an increase of 2.0% from acquisitions, offset slightly by negative currency translation. Net income for the fourth quarter of fiscal 2019 was $1.9 million, an improvement of $5.0 million as compared to the prior year period, resulting in diluted earnings per share (“EPS”) of $0.01, which includes non-cash foreign currency translation losses of $6.7 million. Adjusted EBITDA for the fourth quarter of fiscal 2019 was $79.3 million, an increase of $18.1 million, or 29.6% versus the prior year period.
For fiscal 2019, revenues were $1.44 billion, 7.8% higher year-over-year. The fiscal year 2019 net loss was $8.5 million, resulting in negative EPS of ($0.08). The net loss for the full year includes $10.5 million of non-cash foreign currency translation losses. For fiscal 2019, Adjusted EBITDA was $235.0 million, an increase of $18.1 million or 8.3% from the prior year. The increase in Adjusted EBITDA for fiscal 2019 as compared to the prior year was driven primarily by higher revenue volumes and improved operational efficiencies. Adjusted EBITDA growth and strong cash generation also improved the net debt leverage ratio to 3.8x Adjusted EBITDA.
“We are pleased to report revenues and Adjusted EBITDA results at the upper end of our fiscal 2019 guidance range.” stated Ron Keating, Evoqua’s CEO. “Our fourth quarter results were strong across all key metrics driven by double-digit organic revenue growth. Our APT segment’s organic revenue results were particularly robust, increasing more than 20% year-over-year. Our order book continues to be strong, again growing by double-digits, supported by both capital and services, including outsourced water opportunities that are expected to convert into revenues over multiple years. Our total service revenues grew nearly 8% in the fourth quarter and were up over 10% for the full year.”

Mr. Keating continued, “We are making excellent progress positioning the business for long-term profitable growth. Our investment in Frontier Water Systems and the announced divestiture of the Memcor product line represent ongoing portfolio actions consistent with our strategy. We continue to expand our portfolio of solutions and services, providing sustainable and digitally connected solutions that deliver recurring revenue growth, ultimately improving our balance sheet flexibility.”

“Our fiscal 2020 outlook is positive, and we expect to build on 2019’s momentum. Customer interest in our broad portfolio of solutions is strong, and we are investing to meet that demand. We are also closely monitoring uncertainties related to global economic conditions and geopolitical risks as we move into the new fiscal year. For the full-year, we expect revenues to be in the range of $1.40 billion and $1.46 billion and adjusted EBITDA to be in the range of $230 million to $240 million. This guidance includes the loss of Memcor’s 2019 revenues of $60 million and Adjusted EBITDA of $8 million.”

Fourth Quarter Segment Results
Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the fourth quarter are as follows:
Integrated Solutions and Services
The Integrated Solutions and Services (ISS) segment provides tailored services and solutions in collaboration with our customers backed by life‑cycle services including on‑demand water, outsourced water, recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance. Key offerings within this segment also include equipment systems for industrial needs (influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse), full-scale outsourcing of operations and maintenance, and municipal services, including odor and corrosion control services.
Segment revenues increased $18.1 million, or 7.9%, to $248.0 million in the fourth quarter of fiscal 2019. Organic revenues increased approximately 6.4% as compared to the same period in the prior year -

•	Service and capital revenues grew $8.3 million and $6.9 million, respectively, exclusive of acquisitions. Aftermarket revenues were down slightly in the period by $0.4 million.

•	Recently acquired businesses of ProAct and Isotope contributed $3.3 million of revenue compared to the same period in the prior year.
Operating profit increased $6.2 million, or 15.5%, to $46.3 million in the fourth quarter of fiscal 2019 as compared to the prior year period -

•	Segment profitability improved $8.6 million in the period driven by increased organic and acquisition related revenue volume, augmented by improved pricing.

•
Negative drivers to segment profitability included $1.1 million of higher depreciation and amortization expense, primarily related to acquisitions and capital investment in service assets, as well as $1.3 million of additional operating expenses, mostly derived from higher employment costs.

Segment Adjusted EBITDA increased $7.4 million, or 13.7%, to $61.3 million in the fourth quarter of fiscal 2019 as compared to the prior year period. The increase in segment Adjusted EBITDA resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and for this segment also excludes -

•	Restructuring charges in the current year of $0.1 million. There were no comparable charges incurred in the same period of the prior year.
Applied Product Technologies
The Applied Product Technologies (APT) segment provides a range of highly differentiated and scalable products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators. Key offerings within this segment include filtration and separation, disinfection, wastewater solutions, anode and electrochlorination technology and aquatics technologies and solutions for the global recreational and commercial pool market.
Revenues increased by $28.1 million, or 20.6%, to $164.5 million in the fourth quarter of fiscal 2019 as compared to the same period in the prior year -

•	Overall revenues increased $27.6 million in the period driven by increased volumes across multiple businesses.

•	Recently acquired business ATG UV Technology Limited contributed $3.7 million of increased revenue.

•	The impact of foreign currency translation was a reduction to revenue of $3.2 million.
Operating profit increased $19.5 million, or 169.6%, to $31.0 million for the fourth quarter of fiscal 2019 as compared to the prior year period -

•	$11.6 million of increased profit was driven by strong volume and mix performance, augmented by improved pricing.

•	The recently acquired ATG UV Technology Limited contributed $1.1 million of profit.

•	Other improvements in segment profitability of $7.4 million were driven by a variety of factors including the benefits of favorable plant productivity, lower employment cost, and other lower costs.

•	Segment operating profit also includes the negative impact of foreign currency translation of $0.8 million and the positive impact of $0.2 million of lower depreciation expense.
Segment Adjusted EBITDA increased $13.4 million, or 56.1%, to $37.3 million in the fourth quarter of fiscal 2019 as compared to $23.9 million in the same period of the prior year. The increase in segment Adjusted EBITDA was driven by the same factors which impacted segment operating profit, other than the change from depreciation and amortization, and for this segment also excludes -

•
The impacts from product rationalization and facility consolidation, restructuring, legacy warranty matters, and costs associated with the remediation of a manufacturing defect caused by a third party vendor that aggregate to an amount of $1.8 million during the period.

•	Similar activity incurred in the same period of the prior year that impacted Adjusted EBITDA for this segment aggregated to an amount of $7.7 million.
Fourth Quarter and Fiscal 2019 Earnings Call and Webcast
The Company will hold its fourth quarter and full year fiscal 2019 earnings conference call Thursday, November 21, 2019, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Revenue	$412,468	$366,326	$1,444,441	$1,339,541
Cost of product sales and services	(282,141)	(259,976)	(1,018,479)	(934,808)
Gross profit	130,327	106,350	425,962	404,733
General and administrative expense	(64,442)	(53,049)	(217,013)	(193,816)
Sales and marketing expense	(35,390)	(33,550)	(138,936)	(136,009)
Research and development expense	(3,916)	(3,521)	(15,300)	(15,877)
Total operating expenses	(103,748)	(90,120)	(371,249)	(345,702)
Other operating income, net	893	141	4,959	7,815
Income before interest expense and income taxes	27,472	16,371	59,672	66,846
Interest expense	(14,797)	(17,157)	(58,556)	(57,580)
Income (loss) before income taxes	12,675	(786)	1,116	9,266
Income tax expense	(10,721)	(2,342)	(9,587)	(1,382)
Net income (loss)	1,954	(3,128)	(8,471)	7,884
Net income attributable to non‑controlling interest	266	322	1,052	1,749
Net income (loss) attributable to Evoqua Water Technologies Corp.	$1,688	$(3,450)	$(9,523)	$6,135
Basic income (loss) per common share	$0.01	$(0.03)	$(0.08)	$0.05
Diluted income (loss) per common share	$0.01	$(0.03)	$(0.08)	$0.05

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amounts)

	September 30, 2019	September 30, 2018
ASSETS
Current assets	$637,293	$565,560
Cash and cash equivalents	109,881	82,365
Receivables, net	257,585	254,756
Inventories, net	137,164	134,988
Contract assets	73,467	69,147
Assets held for sale	37,256	—
Other current assets	21,940	24,304
Property, plant, and equipment, net	333,584	320,023
Goodwill	392,890	411,346
Intangible assets, net	314,767	340,408
Non-current assets held for sale	30,809	—
Other non-current assets	28,505	26,280
Total assets	$1,737,848	$1,663,617
LIABILITIES AND EQUITY
Current liabilities	$322,221	$284,719
Accounts payable	144,247	141,140
Current portion of debt	13,418	11,555
Contract liabilities	39,051	17,652
Accrued expenses and other liabilities	101,839	97,672
Liabilities held for sale	14,208	—
Other current liabilities	9,458	16,700
Non‑current liabilities	1,049,805	1,016,882
Long‑term debt	951,599	928,075
Non-current liabilities held for sale	3,665	—
Other non-current liabilities	94,541	88,807
Total liabilities	1,372,026	1,301,601
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 116,008 shares, outstanding 114,344 at September 30, 2019; issued 115,016, outstanding 113,929 shares at September 30, 2018	1,154	1,145
Treasury stock: 1,664 shares at September 30, 2019 and 1,087 shares at September 30, 2018	(2,837)	(2,837)
Additional paid‑in capital	552,422	533,435
Retained deficit	(174,976)	(163,871)
Accumulated other comprehensive loss, net of tax	(13,004)	(9,017)
Total Evoqua Water Technologies Corp. equity	362,759	358,855
Non‑controlling interest	3,063	3,161
Total shareholders’ equity	365,822	362,016
Total liabilities and shareholders’ equity	$1,737,848	$1,663,617

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Year Ended September 30,
	2019	2018
Operating activities
Net (loss) income	$(8,471)	$7,884
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	98,236	85,860
Amortization of debt related costs (includes $0 and $5,575 write off of deferred financing fees)	2,612	8,073
Deferred income taxes	1,948	(6,232)
Share-based compensation	19,903	15,742
Gain on sale of property, plant and equipment	(932)	(6,750)
Foreign currency exchange losses on intercompany loans and other non-cash items	10,713	5,766
Changes in assets and liabilities	1,187	(29,326)
Net cash provided by operating activities	125,196	81,017
Investing activities
Purchase of property, plant and equipment	(88,869)	(80,713)
Purchase of intangibles	(6,426)	(1,950)
Proceeds from sale of property, plant and equipment	3,636	21,641
Proceeds from sale of business	—	430
Acquisitions, net of cash received of $2,073 and $27	(2,873)	(146,443)
Net cash used in investing activities	(94,532)	(207,035)
Financing activities
Issuance of debt, net of deferred issuance costs	38,381	155,270
Borrowings under credit facility	292,825	129,000
Repayment of debt	(307,809)	(242,470)
Repayment of capital lease obligation	(12,900)	(10,474)
Payment of earn-out related to previous acquisitions	(461)	(5,528)
Proceeds from issuance of common stock	363	137,605
Taxes paid related to net share settlements of share-based compensation awards	(1,270)	(8,807)
Stock repurchases	—	(230)
Cash paid for interest rate cap	(2,235)	—
Distribution to non‑controlling interest	(1,150)	(3,725)
Net cash provided by financing activities	5,744	150,641
Effect of exchange rate changes on cash	(1,601)	(1,512)
Cash and cash equivalents classified as held for sale	(7,291)	—
Change in cash and cash equivalents	27,516	23,111
Cash and cash equivalents
Beginning of period	82,365	59,254
End of period	$109,881	$82,365

Use of Non-GAAP Measures
Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, sponsor fees, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA;

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable operating segments does not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
We have not presented a quantitative reconciliation of the forward-looking non-GAAP financial measure “Adjusted EBITDA”  to its most directly comparable GAAP financial measure because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

The following is a reconciliation of our Net income (loss) to Adjusted EBITDA (unaudited):

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2019	2018	2019	2018
Net income (loss)	$1.9	$(3.1)	$(8.5)	$7.9
Income tax expense	10.8	2.4	9.6	1.4
Interest expense	14.8	17.1	58.6	57.5
Operating profit	27.5	16.4	59.7	66.8
Depreciation and amortization	26.8	24.0	98.2	85.9
EBITDA	54.3	40.4	157.9	152.7
Restructuring and related business transformation costs (a)	5.7	9.1	24.2	34.4
Share-based compensation (b)	5.7	4.5	20.0	15.8
Sponsor fees (c)	—	—	—	0.3
Transaction costs (d)	6.1	1.6	11.6	7.6
Other (gains) losses and expenses (e)	7.5	5.6	21.3	6.1
Adjusted EBITDA	$79.3	$61.2	$235.0	$216.9

(a)	Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:

(i)
Certain costs and expenses in connection with various restructuring initiatives, including severance costs, relocation costs, recruiting expenses, and third-party consultant costs to assist with these initiatives. This includes:

(A)	costs related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages;

(B)	amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure; and

(C)	amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide;

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2019	2018	2019	2018
Voluntary separation plan(1)	$—	$—	$—	$0.3
Various other initiatives(2)	$0.1	$1.9	$1.4	$9.0
Cost of product sales and services ("Cost of sales")	0.1	0.6	0.8	2.8
R&D expense	—	—	—	0.6
S&M expense	—	0.2	—	0.7
G&A expense	—	0.9	0.6	4.7
Other operating (income) expense	—	0.2	—	0.2
Two-segment restructuring(3)	$2.1	$—	$11.9	$—
Cost of sales	1.2	—	5.2	—
R&D expense	—	—	0.1	—
S&M expense	0.2	—	1.1	—
G&A expense	0.7	—	5.5	—
Total	$2.2	$1.9	$13.3	$9.3

(1)
all of which is reflected as a component of Restructuring charges in Note 14, “Restructuring and Related Charges” to our Consolidated Financial Statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (the “Restructuring Footnote”).

(2)	all of which is reflected in the Restructuring Footnote in 2019 and 2018.

(3)	of which $11.1 million is reflected in the Restructuring Footnote in 2019.

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR® products and certain discontinued products. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2019	2018	2019	2018
Cost of sales	$0.6	$1.9	$0.8	$3.0
G&A expense	0.1	0.3	0.8	1.3
Total	$0.7	$2.2	$1.6	$4.3

(iii)
expenses associated with our information technology and functional infrastructure transformation subsequent to the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2019	2018	2019	2018
Cost of sales	$0.3	$0.9	$0.7	$4.2
S&M expense	—	—	—	—
G&A expense	2.5	4.0	8.4	10.5
Other operating (income) expense	—	(0.1)	—	0.3
Total	$2.8	$4.8	$9.1	$15.0

(iv)
costs associated with our IPO and secondary offering as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2019	2018	2019	2018
G&A expense	$—	$0.2	$0.2	$5.8
Total	$—	$0.2	$0.2	$5.8

(b)	Share-based compensation
Adjusted EBITDA is calculated prior to considering non‑cash share‑based compensation expenses related to equity awards. See Note 17, “Share-Based Compensation” to our Consolidated Financial Statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for further detail.

(c)	Sponsor fees
Adjusted EBITDA is calculated prior to considering management fees paid to AEA pursuant to a management agreement. Prior to our IPO, AEA provided advisory and consulting services to us, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with our IPO, the management agreement was terminated. See Note 20, “Related-Party Transactions” to our Consolidated Financial Statements to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for further detail.

(d)	Transaction related costs

Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Such costs may include, without limitation, consulting and legal costs associated with due diligence and closing a transaction, restructuring and integration costs such as severance, facility consolidation costs, product rationalization or inventory obsolescence charges, system integration or conversion costs, fair value changes associated with contingent consideration, and costs associated with any litigation matters that arise subsequent to our acquisition of a business for which the matter in question preceded the transaction, but was not known, not probable or unresolved at the date of acquisition. We believe that viewing earnings prior to considering these charges provides investors with useful additional perspective because the significant costs incurred in connection with business combinations result primarily from the need to eliminate duplicate assets, activities or employees - a natural result of acquiring or disposing a fully integrated set of activities. Integration and restructuring costs associated with a business combination may occur over several years. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2019	2018	2019	2018
Cost of sales	$1.8	$0.5	$3.2	$0.5
G&A expense	4.3	1.1	8.4	7.1
Total	$6.1	$1.6	$11.6	$7.6

(e)	Other (gains), losses and expenses
Adjusted EBITDA is calculated prior to considering certain other significant (gains), losses and expenses. Such significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and qualitative aspects of their nature and they may be highly variable and difficult to predict. Unusual items may represent items that are not part of our ongoing business, items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis, items that would be non-recurring, or items related to products we no longer sell. While not all-inclusive, examples of items that could be included as other (gains), losses and expenses would be amounts related to non-cash foreign currency exchange gains and losses on intercompany loans, significant warranty events, and certain disposals of businesses, products or facilities that do not qualify as discontinued operations under GAAP. For the periods presented such events include the following:

(i)	impact of foreign exchange gains and losses;

(ii)	foreign exchange impact related to headquarter allocations;

(iii)	expenses on disposal related to maintaining non‑operational business locations, net of gain on sale;

(iv)	expenses incurred by the Company related to the remediation of manufacturing defects caused by a third- party vendor for which the Company is seeking restitution;

(v)	charges incurred by the Company related to product rationalization in its electro-chlorination business;

(vi)	gain on the sale of property and gain on the sale of assets related to the disposition of land at our Windsor, Australia location; and

(vii)
expenses incurred by the Company related to the write-off of obsolete inventory as part of the migration of an operational business unit to a new enterprise reporting (“ERP”) system, all reflected as a component of Cost of sales).

Other adjustments include the following (gains), losses and expenses for the periods presented below:

Three Months Ended September 30, 2019
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total
Cost of sales	$0.2	$—	$(0.1)	$0.4	$0.9	$—	$—	$1.4
R&D expense	—	—	—	—	—	—	—	—
S&M expense	—	—	—	—	—	—	—	—
G&A expense	6.5	—	—	—	—	—	—	6.5
Other operating (income) expense	—	—	(0.4)	—	—	—	—	(0.4)
Total	$6.7	$—	$(0.5)	$0.4	$0.9	$—	$—	$7.5

Three Months Ended September 30, 2018
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total
Cost of sales	$—	$—	$—	$2.3	$—	$0.1	$2.1	$4.5
R&D expense	—	—	—	—	—	—	—	—
S&M expense	—	—	—	—	—	—	—	—
G&A expense	0.8	—	—	—	—	—	0.5	1.3
Other operating (income) expense	—	—	(0.3)	—	—	0.1	—	(0.2)
Total	$0.8	$—	$(0.3)	$2.3	$—	$0.2	$2.6	$5.6

Year Ended September 30, 2019
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total
Cost of sales	$0.4	$—	$0.3	$2.1	$4.1	$—	$5.0	$11.9
R&D expense	—	—	—	—	—	—	—	—
S&M expense	—	—	—	—	—	—	—	—
G&A expense	10.1	—	—	—	—	—	—	10.1
Other operating (income) expense	—	—	(0.3)	—	—	(0.4)	—	(0.7)
Total	$10.5	$—	$—	$2.1	$4.1	$(0.4)	$5.0	$21.3

Year Ended September 30, 2018
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total
Cost of sales	$0.7	$—	$1.0	$3.9	$—	$0.1	$2.1	$7.8
R&D expense	—	—	—	—	—	—	—	—
S&M expense	—	—	—	—	—	—	—	—
G&A expense	7.3	(0.5)	—	—	—	—	0.5	7.3
Other operating (income) expense	(2.1)	—	—	—	—	(6.9)	—	(9.0)
Total	$5.9	$(0.5)	$1.0	$3.9	$—	$(6.8)	$2.6	$6.1
Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended September 30,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$46.3	$31.0	$40.1	$11.5
Depreciation and amortization	14.9	4.5	13.8	4.7
EBITDA	$61.2	$35.5	$53.9	$16.2
Restructuring and related business transformation costs (a)	0.1	0.4	—	0.4
Transaction costs (b)	—	—	—	—
Legal fees (c)	—	0.6	—	1.9
Other losses and expenses (d)	—	0.8	—	5.4
Adjusted EBITDA	$61.3	$37.3	$53.9	$23.9

	Year Ended September 30,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$148.6	$69.4	$138.0	$71.9
Depreciation and amortization	57.2	17.7	48.8	16.7
EBITDA	$205.8	$87.1	$186.8	$88.6
Restructuring and related business transformation costs (a)	0.5	1.1	—	1.5
Transaction costs (b)	0.5	0.7	2.6	—
Legal fees (c)	—	0.6	—	1.9
Other losses and expenses (d)	0.1	10.4	—	0.1
Adjusted EBITDA	$206.9	$99.9	$189.4	$92.1

(a)
Represents costs and expenses in connection with restructuring initiatives distinct to our Integrated Solutions and Services and Applied Product Technologies segments, respectively, incurred in the three months and fiscal years ended September 30, 2019 and 2018, respectively. Such expenses are primarily composed of severance and relocation costs.

(b)
Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in an increase to the fair valued amount of the earn-out recorded upon the acquisitions in fiscal 2019 and 2018, distinct to our Integrated Solutions and Services and Applied Product Technologies segments.

(c)	Represents warranty costs associated with the settlement of a legacy claim, distinct to our Applied Product Technologies segment.

(d)	Other losses, (gains) and expenses as discussed above, distinct to our Integrated Solutions and Services and Applied Product Technologies segments, include the following:

	Three Months Ended September 30,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Expenses related to maintaining non-operational business locations	$—	$—	$—	$—
Product rationalization in electro-chlorination business	—	0.4	—	—
Remediation of manufacturing defects	—	0.4	—	2.3
Expense associated with sale of property and land	—	—	—	0.2
Write-off of inventory	—	—	—	2.6
Costs associated with terminated business venture	—	—	—	0.3
Total	$—	$0.8	$—	$5.4

	Year Ended September 30,
	2019		2018
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Expenses related to maintaining non-operational business locations	$0.1	$—	$—	$—
Product rationalization in electro-chlorination business	—	3.7	—	—
Remediation of manufacturing defects	—	2.1	—	3.9
Gain on sale of property and land	—	(0.4)	—	(6.8)
Write-off of inventory	—	5.0	—	2.6
Costs associated with terminated business venture	—	—	—	0.4
Total	$0.1	$10.4	$—	$0.1

Net Sales Growth by Driver
The following is a reconciliation of net sales growth by driver for the three months ended September 30, 2019. Organic revenue growth is defined as the year-over-year rate of change in revenues excluding the impact of foreign exchange, acquisitions and divestitures.

	Q4'19 Net Sales Growth % Change
	GAAP Reported	Currency	Acquisitions/ Divestitures	Organic
Evoqua Water Technologies	12.6%	(0.9)%	2.0%	11.5%
Integrated Solutions & Services	7.9%	(0.1)%	1.6%	6.4%
Applied Product Technologies	20.6%	(2.3)%	2.7%	20.1%
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to execute projects in a timely manner; our ability to accurately predict the timing of contract awards; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to achieve the expected benefits of our restructuring actions and restructuring of our business into two segments; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors described in the “Risk Factors” section to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expectations for fiscal 2020, statements regarding our two-segment restructuring actions, and expected restructuring charges and cost savings for fiscal 2020 and beyond. Additionally, any forward-looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Lisa Marchewka
Vice President, Brand and Strategy
Evoqua Water Technologies
Telephone: 978-614-7219
Email: lisa.marchewka@evoqua.com